Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 4, 2011, relating to the audited financial statements of iLoop Mobile, Inc. as of and for the years ended December 31, 2010 and December 31, 2009, respectively, in this Amendment No. 1 to Current Report on Form 8-K/A of Lenco Mobile, Inc., filed on or about March 14, 2012.

/s/ Frank, Rimerman & Co. LLP March 14, 2012